DAVLIN PHILANTHROPIC FUNDS

44 River Road, Suite A
Wayland, MA 01778

July 26, 2016

BBD, LLP
1835 Market Street, 26th Floor
Philadelphia, Pennsylvania 19103

RE: Davlin Philanthropic Fund

The following representations, made to the best of our knowledge and belief, apply to Davlin Philanthropic Fund, a series of beneficial interest of the Davlin Philanthropic Funds, and are submitted in connection with the filing with the Securities and Exchange Commission of the Fund's registration statements on Form N-1A.

1. There are no unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with Accounting Principles Generally Accepted in the United States of America.
2. Since May 25, 2016, there have been no events or transactions, other than those events and transactions disclosed in the financial statements, that could have a material effect on the financial statements included in the registration statement or that should be disclosed in order to make those statements not misleading.
3. There were no substantial contingent liabilities or commitments as of March 31, 2016 or July 26, 2016.
4. There were no significant changes in capital stock during the period March 31, 2016 to July 26, 2016.
5. There have been no unusual adjustments made during the period March 31, 2016 to July 26, 2016.

In addition, we have reviewed Form N-1A and affirm, to the best of our knowledge and belief, the representations made to you during your post-audit review.

Very truly yours,

DAVLIN PHILANTHROPIC FUNDS

William E.B. Davlin, President